EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
RehabCare Group, Inc.:

We consent to the use of our report dated March 10, 2009 except for Note 23, as to which the date is July 14, 2009 and Note 8 and Note 19, as to which the date is October 9, 2009, with respect to the consolidated balance sheets of RehabCare Group, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of earnings, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the use of our report dated March 10, 2009, with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.  Our report on the consolidated financial statements appears in the Current Report on Form 8-K dated October 9, 2009, and our report on the effectiveness of internal control over financial reporting appears in the Annual Report on Form 10-K for the year ended December 31, 2008, and such reports are incorporated by reference herein.

Our report dated March 10, 2009 except for Note 23, as to which the date is July 14, 2009 and Note 8 and Note 19, as to which the date is October 9, 2009, on the consolidated financial statements contains an explanatory paragraph that refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007.

/s/ KPMG LLP

St. Louis, Missouri
October 9, 2009